EXHIBIT 99.1

Script

Slide 1 – Title

Good afternoon and welcome to First Charter Corporation’s First Quarter of 2002 Analysts Conference Call. Today, we will be discussing our earnings results as outlined in our April 9th earnings release, as well as management’s projections for the second quarter and year end 2002.

I am Bob Bratton, Chief Financial Officer. With me today are Lawrence Kimbrough, President and Chief Executive Officer and Steve Rownd, Group Executive Vice President of Risk Management.

The slides referred to during this call are available at our website at “www(dot)FirstCharter(dot)com” under our “Investor Relations” section. Our Investor Relations section can be found by following the link provided in our “About Us” section of the website.

The next slide outlines our Forward Looking Statements Disclosure.

Slide 2 – Forward Looking Statements

In reviewing our forward looking disclosure, please note that there are several factors which could cause our projections noted in this presentation to vary from the actual results.

Now that we have reviewed the forward looking statement, our next slide will provide an outline of today’s discussions.

Slide 3 – Conference Call Outline

Our discussions today will be conducted in three phases. The first phase will discuss our results of operations for the first quarter of 2002. The second phase will discuss our outlook for second quarter and year end 2002 with the last phase consisting of a Question and Answer session.

The following slide summarizes our first quarter 2002 results.

Slide 4 – First Quarter 2002 Results

First Charter recognized earnings of 28 cents per share during the first quarter of 2002. These results exceeded our projections as outlined in our January 16th 2002 Analyst Conference Call by 2 cents and exceeded the analysts consensus estimates as well.

Our noninterest income exceeded our projections for the first quarter of 2002 which caused our earnings to exceed our projections. Gains were recorded as a portion of our securities available for sale portfolio was restructured. Additionally, gains were also recorded on the reduction of the size of our equity securities portfolio. We were unable to reap the full benefit of these gains as we also had losses from our venture capital funds during the first quarter of 2002. The venture capital losses were discussed in the subsequent events section of our 2001 Form 10-K.

Further details regarding our noninterest income will be discussed later in the call.

Next, we will review our loan growth.

Slide 5 – Loan Portfolio

This graph presents our Total Loan Portfolio balance for the last five quarters.

As noted on the graph, we are pleased to report that we have experienced loan growth during the first quarter of 2002, with loans increasing $74.7 million over the December 31, 2001 balances.

During the first quarter of 2002, our Consumer Loans, which includes Installment Loans and Home Equity Loans, increased $23.6 million, or an annualized 27%. Our Commercial Loans increased $15.1 million during the first quarter of 2002, while our Real Estate Loan portfolio increased $36.0 million. We attribute the growth to our on-going focus to sales and marketing and an improving economy.

Our next slide presents our securities available for sale investment portfolio for the last five quarters.

Slide 6 – Investment Portfolio

Our investment portfolio increased by $31 million during the first quarter of 2002. As we have noted during our previous Analyst Conference Calls, First Charter increased the size of its investment portfolio by purchasing additional investments. The purchases made in 2001 were consummated to offset the lack of loan growth and the prospects of continued anemic economic activity.

Next, we will review deposit balances for the last five quarters.

Slide 7 – Deposits

Our deposits increased by $47 million as compared to our year end levels. During the first quarter, our growth in deposits has occurred in our interest checking and savings; money market; and certificate of deposit categories. These increases have been the result of our continued emphasis on developing and increasing a deeper financial relationship with both current and new customers.

Our next slide provides a view of our nonperforming assets over the last five quarters.

Slide 8 – Management of Asset Quality

During the first quarter of 2002, we have seen nonaccrual loans increase by $3.7 million to $27.6 million. This increase was primarily attributable to the transfer of two large commercial relationships to nonaccrual status due to the impact that the slowing economy has had on their businesses during 2001 and early 2002. During the first quarter of 2002, other real estate decreased to $7.2 million from $8.0 million at December 31, 2001. As a percentage of total assets, nonperforming assets have increased to 1.02 percent compared to 0.96 percent at December 31, 2001.

Annualized quarter to date net loan charge-offs were 28 basis points compared to 33 basis points of average loans for our annual 2001 level. As a financial institution that is and has historically been a secured lender, our annual net loan charge-offs as a percentage of average gross loans from 1997 through 2001 have been between 0.10% and 0.33%.

The March 31st 2002 allowance for loan losses as a percentage of gross loans ratio decreased slightly to 1.31 percent as compared to 1.32 percent at December 31, 2001. Management continues to monitor the adequacy of the allowance for loan losses to cover inherent losses in the loan portfolio through the use of a loan loss migration model and considers the allowance to be adequate as of March 31st 2002.

Before we review our net interest margin for the quarter, our next slide presents the actions taken by the Federal Reserve during 2001.

Slide 9 – Historical Fed Funds

This graph shows changes in the fed funds rate from February 3rd 2000 to the last rate reduction effective December 11th 2001.

During 2001, the Federal Reserve cut interest rates eleven times for a total of 475 basis points, which impacted the prime rate of interest by a comparable amount. The effect of these rate cuts was a compression of our net interest margin because of our asset sensitivity.

Our next graph outlines our historical net interest margin over the last five quarters.

Slide 10 – Net Interest Margin

As the Federal Reserve has aggressively cut interest rates, approximately $900 million in rate sensitive loans re-priced with each rate cut. Due to our asset sensitivity and the addition of lower yielding securities, our net interest margin decreased during 2001. Since there were no additional rate cuts during the first quarter of 2002, our net interest margin increased to 3.64% at March 31st 2002 as compared to 3.62% at December 31st 2001.

Although interest rates remained flat during the first quarter of 2002, we did not experience a marked increase in our net interest margin. There were two rate cuts, totaling 75 basis points, occurring late in the fourth quarter of 2001, therefore, their full impact was not felt until the first quarter of 2002. In addition, the assets added to the balance sheet were added at rates below the weighted average yield of assets already on the books. We have been able to reprice some of our interest bearing liabilities at lower rates, but this has only allowed us to overcome the impact of the late rate cuts and the added lower yielding assets.

During the second phase of the call, we will be discussing our outlook for the remainder of the year for our net interest margin.

Next, we will discuss our Noninterest Income and Noninterest Expense results for the first quarter of 2002.

Slide 11 – Noninterest Income and Noninterest Expense

We continue to be pleased with the growth we have experienced in noninterest income. Our noninterest income increased 30% over the results from the first quarter of 2001. We continue to experience strong growth in our service charge income. Additionally, increases in brokerage services income, insurance services income, trading gains, and gain on sale of securities were reported during the first quarter of 2002. Premiums earned on written covered call options on fixed income securities accounts for a majority of our trading income.

Since the Federal Reserve left interest rates unchanged in the first quarter, we restructured a portion of our securities available for sale investment portfolio. We sold approximately $87.3 million of longer maturities and replaced them with securities having shorter maturities. In addition, our equity securities portfolio was reduced in order to focus our efforts on other activities that we believe could result in greater returns. These restructurings resulted in gains aggregating approximately $2.9 million. In addition, gains on sales of callable securities amounted to $0.9 million for the first quarter of 2002. As part of the active management of our securities available for sale investment portfolio, callable securities which appear to be on the verge of being called are sold in order to recognize their gain in value.

During the first quarter of 2002, net losses from equity method investments of $3.0 million offset a portion of the increases experienced in noninterest income. The level of losses recorded on equity method investments was at the low end of the range outlined in our 2001 Form 10-K, as one of our funds recorded gains during the first quarter which offset some of the losses. First Charter’s equity method investments represent investments in venture capital limited partnerships. First Charter recognizes gains or losses from equity method investments based upon changes in our share of the fair market value of the limited partnerships’ investments as reported by such limited partnerships. Any future changes in the fair market value of the limited partnerships’ investments could add volatility to our noninterest income results.

The major factors affecting noninterest expense for the first quarter were the increase in occupancy and equipment associated with the move into the First Charter Center, which occurred during the second quarter of 2001, expenses related to the implementation of a new computer operating system implemented in the fourth quarter of 2001, and the costs associated with the human resources added during 2001 to support the increased complexity of our business. Additionally, as revenues increase in certain noninterest income categories, incentive compensation based on that revenue increases as well.

This concludes the first phase of our call this afternoon.

Slide 12 – Conference Call Outline

The next phase of the call is our earnings guidance for the second quarter of 2002 and the full year.

Our next slide outlines our anticipated growth levels for select balance sheet categories.

Slide 13 – Balance Sheet Projections

As the economy strengthens, we anticipate continued growth in loan demand. We are reaffirming our January 16, 2002 forecast for loan growth of 8 percent for 2002.

We are planning additional deposit campaigns for the remainder of 2002 which are designed to further strengthen our relationships with our current customers and to take advantage of any customer turmoil in our market place. We are also reaffirming our January 16, 2002 forecast for deposit growth of 5 percent for 2002.

The following slide presents our forecast for our net interest margin for the remainder of 2002.

Slide 14 – Net Interest Margin Forecast

We are assuming the Federal Reserve has completed its reduction of interest rates and that short term rates will remain unchanged. Based on this assumption, we believe our net interest margin will be in a range from its current level of 3.64 percent to as high as 3.70 percent for the remainder of 2002.

Since certificates of deposit represent approximately 41% of our funding source, any repricing downward of maturing certificates would help widen the net interest margin. In a flat rate environment, however, assets added will be recorded at yields below the current weighted average levels.

Should interest rates rise during the year, First Charter would have an opportunity to see its margin improve because it is asset sensitive.

Next, we will discuss our outlook for asset quality.

Slide 15 – Asset Quality

First Charter is generally a secured lender. As such, it takes time to rehabilitate nonaccrual loans or transition nonaccrual loans through the foreclosure and liquidation process. The same is true of other real estate owned.

We have experienced turnover in both nonaccrual loans and OREO, however, inflows have been replacing outflows. We anticipate that our nonaccrual loans and OREO balances will remain in the current range for two or three more quarters.

Next, we will discuss our outlook for noninterest income.

Slide 16 – Noninterest Income Forecast

We anticipate continued growth in noninterest income for the remainder of 2002 in several categories such as service charges, insurance services, financial management, and brokerage services. In addition, we will continue to monitor our securities available for sale investment portfolio and manage the interest rate risk of the portfolio via possible additional restructurings.

We anticipate that our year end 2002 level of noninterest income will be approximately five to eight percent higher than our year end 2001 level. Excluding securities gains, trading gains and equity method losses, we anticipate that total noninterest income for the second quarter will remain at approximately the same levels seen during the first quarter of 2002, or an annualized increase of 20 percent.

Next, we will discuss our noninterest expense forecast for the remainder of 2002.

Slide 17 – Noninterest Expense Forecast

As we noted during previous analyst conference calls, First Charter has spent the past two years repositioning our company from the accumulation of five small community banks and one thrift into a company equipped to meet the needs and challenges of a multi-billion dollar financial institution. This repositioning has come with a financial impact. During 2002, we have and will be experiencing the full impact of our move to the First Charter Center, our conversion to a new core operating system, and the costs associated with the human resources needed to support and run a multi-billion dollar financial institution.

We anticipate that quarterly noninterest expense figures for the remainder of 2002 will remain at the level recorded for the first quarter of 2002.

Additionally, we anticipate that our effective tax rate will remain in the 27 to 28 percent range for the remainder of 2002.

Taking into consideration the growth forecasts presented for the balance sheet, noninterest income, and noninterest expense, the next slide presents our forecast for earnings per share for the remainder of 2002.

Slide 18 – Earnings per Share Forecast

We anticipate that our second quarter 2002 diluted earnings per share will be between 28 and 30 cents. Additionally, we anticipate diluted earnings per share for the year will be between 1 dollar and 26 cents and 1 dollar and 28 cents for year ended December 31st 2002. This performance reflects the results of our efforts over the past two years to re-tool the company from a people and systems perspective, and the increased focus on relationship banking.

The last phase of our conference call is our question and answer phase.

Slide 19 – Conference Call Outline

Before we begin, all of us at First Charter would like to thank everyone for their time today in participating on this call. As a reminder, Regulation FD limits the information we can discuss on this call.

With that said, Operator we are now ready to begin our question and answer phase.

Slide 20 – Picture and Logo

EXHIBIT 99.2

Slide Package

Slide 1 – Title

First Charter Corporation
Quarterly Analyst Conference Call
April 10, 2002

Slide 2 – Forward-looking Statement

This presentation contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation, including, without limitation, statements relating to the earnings outlook of the company.

These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected business increases in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the company does business, are less favorable than expected; (5) changes in the interest rate environment reduce interest margins and affect funding sources; (6) changes in market rates and prices may adversely affect the value of financial products; (7) legislation or regulatory requirements or changes adversely affect the businesses in which the company is engaged; and (8) decisions to change the business mix of the company. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.firstcharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

Slide 3 – Outline

-First Quarter 2002 Results
-Earnings Guidance
–Second Quarter 2002
–Year End 2002
-Questions and Answers

Slide 4 – First Quarter 2002 Results

[Graph of Diluted Earnings per Share]

Diluted Earnings per Share

1st Quarter
2002	$0.28
2001	$0.28

Slide 5 – Loan Portfolio

[Graph of Loan Portfolio]

	1Q2001	2Q2001	3Q2001	4Q2001	1Q2002
Loans (in million)	1,987	1,970	1,987	1,955	2,030

Slide 6 – Investment Portfolio

[Graph of Investment Portfolio]

	1Q2001	2Q2001	3Q2001	4Q2001	1Q2002
Investments (in million)	876	939	1,133	1,076	1,108

Slide 7 – Deposits

[Graph of Deposits]

	1Q2001	2Q2001	3Q2001	4Q2001	1Q2002
Deposits (in million)	2,012	2,119	2,165	2,163	2,210

Slide 8 – Management of Asset Quality

[Graph of OREO and Nonaccrual loans]

	1Q2001	2Q2001	3Q2001	4Q2001	1Q2002
Other real estate	2,207	3,454	3,067	8,049	7,208
Nonaccrual loans	28,384	28,605	26,502	23,824	27,558

Slide 9 – Historical Fed Funds

[Graph of Historical Fed Funds]

Fed Funds Rate
2/3/00	5.75%
3/21/00	6.00%
5/18/00	6.50%
1/4/01	6.00%
1/31/01	5.50%
3/20/01	5.00%
4/18/01	4.50%
5/17/01	4.00%
6/28/01	3.75%
8/22/01	3.50%
9/17/01	3.00%
10/3/01	2.50%
11/6/01	2.00%
12/11/01	1.75%

Slide 10 – Net Interest Margin

[Graph of Net Interest Margin]

	1Q2001	2Q2001	3Q2001	4Q2001	1Q2002
Prime Rate	8.00%	6.75%	6.00%	4.75%	4.75%
Yield on Interest Earning Assets	8.25%	7.77%	7.41%	6.83%	6.46%
Cost of Interest Bearing Liabilities	5.09%	4.69%	4.30%	3.71%	3.16%
Net Interest Margin	3.90%	3.73%	3.68%	3.62%	3.64%

Slide 11 – Noninterest Income and Noninterest Expense

[Graph of Noninterest Income and Noninterest Expense]

Noninterest Income		Noninterest Expense
	1st Quarter		1st Quarter
2001	$8,420	2001	$20,043
2002	$10,928	2002	$24,556

Slide 12 – Conference Call Outline

-First Quarter 2002 Results

-Earnings Guidance
–Second Quarter 2002
–Year End 2002
-Questions and Answers

Slide 13 – Balance Sheet Projection

-Growth amounts expected for remainder of 2002:

—Reaffirm January 16, 2002 Guidance:
—Loans
—8%
—Deposits
—5%

Slide 14 – Net Interest Margin Forecast

Range

3.64% to 3.70%

Slide 15 – Asset Quality

-Generally Secured Lender

-Nonaccrual Loans and OREO
—Portfolio is moving
—Assets are moving off
—Replaced by new additions

Slide 16 – Noninterest Income Forecast

-Service charges on deposit accounts

-Insurance services income
-Financial management income
-Brokerage services income

Slide 17 – Noninterest Expense Forecast

- Sufficient infrastructure in place

— Full year impact of new First Charter Center
— Full year impact of new computer operating system
— Full year impact of human resources needed to run a multi-billion dollar financial institution

Slide 18 – Earnings per Share Forecast

		EPS
2Q 2002	$0.28	to	$0.30
YE2002	$1.26	to	$1.28

Slide 20 – Conference Call Outline

-First Quarter 2002 Results

-Earnings Guidance
—Second Quarter 2002
—Year End 2002
-Questions and Answers

Slide 21 – Picture and Logo

“People bank with people.” At First Charter we believe that investments in personal service pay dividends in long relationships.